Press Release #201432	FOR IMMEDIATE RELEASE	June 2, 2014

Enertopia Retains TDM Financial for Market Awareness

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce that it has retained TDM Financial to provide, marketing, outreach and management services. TDM Financial also owns and operates the CannabisFN website, a leading financial network serving the medical marijuana (MMJ) and cannabis industries.

"We are pleased to engage the services of TDM Financial as we continue to build a diverse and balanced shareholder base," said Robert McAllister, President / CEO of Enertopia Corporation. "TDM Financial's extensive network and IR management expertise will help us realize increased investor education and shareholder outreach through fully compliant and high-quality coverage on major financial news portals as we build upon our aggressive growth strategy."

"We are excited to be working with an early pioneer and thoughtful leader in the cannabis industry," said TDM Financial president Daniel Minton. "We look forward to communicating the company's growth strategy to the investment community and building a stable, long-term shareholder base."

Enertopia would like to acknowledge The U.S. House of Representatives in their bold and forward thinking Cannabis vote on Friday May 30th. Many in the industry predict that the amendment if passed by the Senate could significantly increase patient counts in most states, as they would no longer have to fear the federal government.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Clark Kent at 1.647.519.2646

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation of clean energy projects, oil & gas projects, , competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Senate will vote for the Cannabis amendment.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release